EXHIBIT 99.1

Crown Equity Holdings Inc., a Vertically Integrated Global Media and Financial Services Company Announces New Chairman of the Board

LAS VEGAS, NV- June 27, 2018 - Crown Equity Holdings Inc. (CRWE) is pleased to announce today that Steven A. Cantor has been elected by its Board to serve as Chairman of its Board of Directors.

Mr. Cantor will succeed Mike Zaman who will no longer hold the position as Chairman. However, Mr. Zaman will remain as a Director, and maintain his positions as CEO and President.

“We are very pleased to have Mr. Cantor join our board and look forward to his contributions as our company’s Chairman,” said Mike Zaman, CEO and President of Crown Equity Holdings, Inc.

“I am honored to take over from Mike as chairman and look forward to working with Crown Equity Holdings’ board and management team to embrace both the challenges and the opportunities in front of the company,” said Steven.

During Steven’s career, he has been instrumental in helping close multiple NASDAQ IPO’s, M&A, debt-elimination and reorganization transactions. He has been setting the strategic direction, financing, building and exiting micro to small-cap companies for more than 25 years. Steven’s most recent liquidity and exit in 2018, was as Co-CEO and Board of Director member of Hancock Jaffe Laboratories, Inc. (HJLI) a new NASDAQ IPO company specializing in bioprosthetic medical devices for treating cardiovascular diseases.

The Board will increase its members to Seven (7).

About Crown Equity Holdings Inc.

Crown Equity Holdings Inc. (CRWE) is a vertically integrated, global media and financial services company which provides powerful solutions to enhance worldwide visibility and universal relevance, enabling companies to achieve accelerated growth and rapid results that spans all the stages of a company’s life cycles. Additionally, Crown Equity Holdings’ is developing its CRWE WORLD (www.crweworld.com) and related digital properties into a global online community which will launch, manage and own select businesses and projects. For more information regarding Crown Equity Holdings Inc., please visit: http://www.crownequityholdings.com.

Forward-Looking Statement

This news release contains "forward-looking statements" as that term is defined in Section 27A of the United States Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, the development, costs and results of new business opportunities. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with new business opportunities and development stage companies. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-K for the most recent fiscal year, our quarterly reports on Form 10-Q and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

Contact:

Mike Zaman President/CEO

702-683-8946

info@crownequityholdings.com

Source: Crown Equity Holdings Inc.